Exhibit 10.12

SERVICE AGREEMENT

This agreement is made and entered into effective the 18th day of September 2003, by and between ECARE.COM, (hereinafter called “ECARE”), and MEDICAL GROUP SERVICES, INC. (Hereinafter called “Client”).

WITNESSETH:

1.	SERVICES TO BE RENDERED BY ECARE. During the term of this Agreement, ECARE shall provide certain services to Client in connection with its professional service organization, which services may include but not be limited to all or some of the services set forth on Exhibit A attached hereto and incorporated herein by reference, and summarized on Exhibit E. No other services shall be rendered by ECARE unless Exhibit E is modified by the written consent of each party.

2.	COMPENSATION. As compensation for the services to be performed, ECARE shall, no later than the 10th day of each month, render a billing statement to Client for monthly services provided for the preceding month. Each billing statement shall be due and payable by the 10th of the following month. Fees shall be based on the fee schedule as described on Exhibit E. For the purposes of this Agreement, “net revenues” shall mean the total payments posted by ECARE on MGSI’s practice management system, utilizing the following formula (net revenue shall equal personal payments plus insurance payments minus refund transactions).

3.	TERM. This Agreement shall continue without interruption for a term of two (2) year(s) commencing November 1, 2003, and ending October 31, 2005. Upon the expiration of the Original Term, this Agreement will automatically renew each year for an additional one year period (each a “Renewal Term”) unless terminated by either party by providing ninety (90) days written notice prior to the expiration of the Original Term or any Renewal Term.

4.	ECARE’S OBLIGATIONS. ECARE shall install when needed a data line, at ECARE’s expense, and maintain this data line in good working condition. Client agrees that it will, on a non-exclusive basis, provide to ECARE certain accounts accumulated in its business during the term of this Agreement for processing by ECARE. Client agrees to provide ECARE with the complete information necessary to bill each patient, including but not limited to, current patient name and address, code numbers, procedure, time and date service was rendered and other information available to Client and necessary or requested by ECARE in the billing and collection process.

5.	INDEMNIFICATION. Client hereby agrees to indemnify, defend, and hold ECARE and/or employees of ECARE harmless from and against any losses, claims, damages or expenses, and/or all costs of prosecution or defense of their rights hereunder, or of any claim asserted by ECARE by any person or entity not a party to this Agreement and arising from any act or omission of Client or its agents, employees or consultants, whether in judicial proceedings, including appellate proceedings, or out of court, including without limiting the generality of the foregoing, attorneys’ fees and all costs and expenses of litigation arising from or growing out of the breach or threatened breach by Client of any covenant or provision of this Agreement.

6.	MISCELLANEOUS.

(a)	Litigation Costs and Expenses. Not withstanding any of the foregoing, in the event it becomes necessary for any party to this Agreement to institute litigation concerning this Agreement against another party to this Agreement, the prevailing party in such litigation shall be entitled to be reimbursed by the non-prevailing party for all reasonable litigation costs and expenses.

7.	PROVISION 1:

From time to time, Medical Group Services, Inc. may refer billing companies to ECARE for backroom services. On those occasions that ECARE successfully enters into an agreement with such a referral, ECARE agrees to pay Medical Group Services, Inc. a referral fee to mutually determined by ECARE and Medical Group Services, Inc. on each referral basis as it occurs.

PROVISION 2:

ECARE or associates of ECARE may from time to time provide prospective client referrals to Medical Group Services, Inc. In the event Medical Group Services, Inc. is successful in entering into a Service Agreement with that referral, Medical Group Inc. agrees to the following:

(a)	Medical Group Services, Inc. shall compensate ECARE for providing the referral.

(b)	Medical Group Services, Inc. shall, on an exclusive basis, utilize ECARE’s backroom services for those whose referral originated from ECARE or its associates. Service fees for these referred clients will be mutually agreed upon and may differ from the prices stated on Exhibit E.

(c)	ECARE covenants to provide backroom services on an exclusive basis in the State of Florida to Medical Group Services, Inc. and further covenants that it will Not solicit directly to physicians in any market that MGSI has existing clients.

(d)	Medical Group Service, Inc. acknowledges that ECARE shall, if and when the Opportunity arises, solicit billing companies throughout the United States as prospective clients to provide billing and collection backroom services.

(e)	Medical Group Services represents and ECARE acknowledges that MGSI may Choose to utilize two companies for backroom services; however, MGSI covenants that ECARE shall always be one of those companies as long as there are no performance issues or deficiencies identified by Medical Group Services within the ECARE operation. In the event MGSI shall contract with another provider of backroom services, MGSI shall notify ECARE that it has done so.

(f)	Either party to this Agreement may terminate this Agreement for cause by Notifying the other party in writing of its deficiencies. The party receiving such notice shall have a thirty (30) day curative period to resolve such deficiencies.

BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have signed, sealed and delivered this Agreement in the city of Tampa, State of Florida, on the date previously stated.

ECARE.COM

By:	By:
Witness	Deepak Kumar Sanghi

Date:

Medical Group Services, Inc.

By:	By:
Brina Cabrera
President

Date:

Client:	ECARE.COM:

Medical Group Services, Inc.	ecare.com
2810 W. St. Isabel Street, Suite 201	Habib Complex
Tampa, FL 33614	7th Floor
813/890-8004 Office	New No. 5, Old No. 3
813/884-8355 Fax	Durgabai Deshmukh Road
Chennai – 600 028 India
Tel: 91-44-24957868
Fax: 91-44-24616363
E-Mail: Deepak@ecareservices.com

SERVICE AGREEMENT AMENDMENT 1

This amendment is entered into effective March 22, 2002. All terms and conditions of this amendment shall be incorporated by reference and be co-terminus with those covenants provided for in the Service Agreement dated June 1, 2001, between Ecare.com and Medical Group Services, Inc.

Provision 1:

From time to time, Medical Group Services, Inc. may refer billing companies to Ecare.com for backroom services. On those occasions that Ecare.com successfully enters into an agreement with such a referral, Ecare.com agrees to pay Medical Group Services, Inc. a referral fee to be mutually determined by Ecare.com and Medical Group Services, Inc. on each referral basis as it occurs.

Provision 2:

Ecare.com or associates of Ecare.com may from time to time provide prospective client referrals to Medical Group Services, Inc. In the event Medical Group Services, Inc. is successful in entering into a Service Agreement with that referral, Medical Group Services, Inc. agrees to the following:

(a)	Medical Group Services, Inc. shall compensate the individual providing the referral.

(b)	Medical Group Services, Inc. shall, on an exclusive basis, utilize Ecare.com’s backroom services (as provided in Service Agreement dated June 1, 2001) for those clients whose referral originated from Ecare.com or its associates.

(c)	Ecare.com covenants to provide backroom services on an exclusive basis in the State of Florida to Medical Group Services, Inc. and further covenants that it will Not solicit directly to physicians.

(d)	Medical Group Services, Inc. acknowledges that Ecare.com shall, if and when the Opportunity arises, solicit billing companies throughout the United States as Prospective clients to provide billing and collection backroom services.

(e)	Medical Group Services represents and Ecare.com acknowledges that it is the Intentions of Medical Group Services, Inc. to always utilize two (2) India companies for backroom services. Medical Group Services, Inc. covenants that Ecare.com shall always be one of those two (2) companies as long as there are no performance issues or deficiencies identified by Medical Group Services within the Ecare.com operation.

Not withstanding the changes incorporated into this Amendment, all terms and conditions of the Services Agreement remain in full force and effect unless further modified in writing and agreed upon by both parties.

Ecare.com		MEDICAL GROUP SERVICES, INC.

By:		By:
	Deepak Kumar Sanghi		Anthony F. Maniscalso

SERVICE AGREEMENT AMENDMENT 2

This amendment is entered into effective October, 21st, 2005. All terms and conditions of this amendment shall be incorporated by reference and be co-terminus with those covenants provided for in the Service Agreement dated September 18th, 2003 between Ecare.com and Medical Group Services, Inc.

Provision 1:

From time to time, Medical Group Services, Inc. may refer billing companies to Ecare.com for backroom services. On those occasions that Ecare.com successfully enters into an agreement with such a referral, Ecare.com and Medical Group Services Inc. on each referral as it occurs.

Provision	2:

(a)	Medical Group Services represents and Ecare.com acknowledge that it is the intention of Medical Group Services, Inc. to utilize multiple offshore India companies for backroom services. Medical Group Services, Inc. covenants that Ecare.com shall remain one of those companies as long as there are no performance issues or deficiencies by Ecare.com as provided in this agreement.

(b)	ECARE shall indemnify Medical Group Services, Inc. from all monetary claims and damages incurred by Medical Group Services, Inc. as a result of Ecares poor performance or negligence. Furthermore, this indemnity shall be for the dollar reimbursement of any and all revenue losses suffered by the Clients Medical Group Services, Inc.

(c)	Not withstanding the changes incorporated into this Amendment, all terms and conditions of the original Service Agreement remain in full force and effect unless further modified in writing and agreed upon by both parties.

Ecare.com		MEDICAL GROUP SERVICES, INC.

By:		By:
	Deepak Kumar Sanghi		Anthony F. Maniscalco

MGSI	2810 West St. Isabel Street, Suite 201
Medical Group Services, Inc.	Tampa, FL. 33607
Tel: (813) 890-8004
Fax: (813) 884-8355
Toll free: (877) 896-6474

SERVICE AGREEMENT AMENDMENT 3

This amendment is entered into effective January 20, 2006. All terms and conditions of this Amendment shall be incorporated by reference and be co-terminus with those convents provided for in the Service Agreement dated September 18th, 2003, between Ecare.com and Medical Group Services, Inc.

Modifications:

1)	The restrictive covenant to solicit and engage in providing billing services in Florida shall terminate as of 1/31/06.

2)	The parties acknowledge that Ecare.com has changed its name and corporate Structure to Ecare India Private Limited.

Ecare India Private Limited		MEDICAL GROUP SERVICES, INC.

By:		By:
	Deepak Kumar Sanghi		Anthony F. Maniscalco CEO